Exhibit 99.1

-----Original Message-----
From: David Purcell [mailto:dave3110@mac.com]
Sent: Monday, January 15, 2007 5:26 PM
To: Scott Pancoast
Subject: My resignation as a director of Lpath

Subject: Lpath Board of Directors resignation

Dear Scott,

Please consider this email as notice of my decision to resign as a member of the Board of Directors of Lpath effective today Monday,
January 15, 2007.

Please let me know if you wish to have me return any confidential information I was given and what data you would like returned. I will do so this week or any time at your request.

If you have any other requests please call or email me and I will do my best to comply.

Thank you for having given me the opportunity to serve the
shareholders and company during the past six Months.

Sincerely Yours,

David A. Purcell

/s/ David A. Purcell